                                                                    Exhibit 99.1

AUDIOVOX SPECIALIZED APPLICATIONS, LLC
AND SUBSIDIARY
(A Limited Liability Company)

Consolidated Financial Report

11.30.05

[McGLADREY & PULLEN LOGO]

McGladrey & Pullen, LLP is a member firm of RSM International --
an affiliation of separate and independent legal entities.

CONTENTS

------------------------------------------------------------------------------------------------------------------
Report of Independent Registered Public Accounting Firm                                                         1
------------------------------------------------------------------------------------------------------------------

Consolidated Financial Statements

Consolidated balance sheets                                                                                     2
Consolidated statements of income                                                                               3
Consolidated statements of members' equity                                                                      4
Consolidated statements of cash flows                                                                           5
Notes to financial statements                                                                                6-14
------------------------------------------------------------------------------------------------------------------

[McGLADREY & PULLEN LOGO]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
Elkhart, Indiana

We have audited the consolidated balance sheets of AUDIOVOX SPECIALIZED
APPLICATIONS, LLC AND SUBSIDIARY as of November 30, 2005 and 2004, and the
related consolidated statements of income, members' equity, and cash flows for each of the three years in the period ended November 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AUDIOVOX SPECIALIZED
APPLICATIONS, LLC AND SUBSIDIARY as of November 30, 2005 and 2004, and the
results of their operations and their cash flows for each of the three years in the period ended November 30, 2005, in conformity with U.S. generally accepted accounting principles.

                                                    /s/ McGladrey & Pullen, LLP

Elkhart, Indiana
February 9, 2006

McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

                                        1

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED BALANCE SHEETS
NOVEMBER 30, 2005 AND 2004

                                                                          2005               2004
--------------------------------------------------------------------------------------------------------

ASSETS

Current Assets
  Cash and cash equivalents                                            $   1,119,463     $    1,679,380
  Available-for-sale securities                                           10,250,000          5,435,000
  Trade receivables                                                        3,934,525          4,806,642
  Inventories                                                              9,112,246          9,947,792
  Prepaid expenses                                                           110,115            139,532
                                                                       --------------    ---------------

     TOTAL CURRENT AETS                                                   24,526,349         22,008,346

Leasehold Improvements and Equipment,
  at depreciated cost                                                      1,710,386          1,777,430

Intangible Assets, trademark rights                                        2,647,623          2,647,623
                                                                       --------------    ---------------
                                                                       $  28,884,358     $   26,433,399
                                                                       ==============    ===============
LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
  Accounts payable                                                     $   1,522,570     $    1,576,263
  Accrued expenses:
    Payroll and related taxes                                                720,660            867,273
    Warranty                                                               2,390,000          2,182,000
    Other                                                                    105,579             84,452
                                                                       --------------     --------------
      TOTAL CURRENT LIABILITIES                                            4,738,809          4,709,988

Commitments and Contingencies (Notes 7 and 9)

Members' Equity                                                           24,145,549         21,723,411
                                                                       --------------     --------------
                                                                       $  28,884,358      $  26,433,399
                                                                       ==============     ==============
See Notes to Financial Statements.

                                                   2

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED NOVEMBER 30, 2005, 2004 AND 2003

                                                               2005                2004                2003
------------------------------------------------------------------------------------------------------------------

Net sales                                                 $  49,794,847     $   56,988,388        $ 47,818,026

Cost of goods sold                                           37,917,202         42,448,470          36,632,732
                                                          --------------------------------------------------------

  GROSS PROFIT                                               11,877,645         14,539,918          11,185,294

Selling, general and
 administrative expenses                                      7,365,886          7,283,290           5,431,752
                                                          --------------------------------------------------------

OPERATING INCOME                                              4,511,759          7,256,628           5,753,542
                                                          --------------------------------------------------------

Nonoperating income (expense):
  Investment income                                             204,707              48,612            142,588
  Interest expense                                                  (70)             (1,275)              (752)
                                                          --------------------------------------------------------
                                                                 204,637             47,337            141,836
                                                          --------------------------------------------------------

  NET INCOME                                              $    4,716,396      $   7,303,965       $   5,895,378
                                                          ========================================================

See Notes to Financial Statements.

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
YEARS ENDED NOVEMBER 30, 2005, 2004 AND 2003

                                                                2005               2004                2003
-----------------------------------------------------------------------------------------------------------------

Balance, beginning                                        $  21,723,411       $ 22,681,594        $ 19,418,012
  Net income                                                  4,716,396          7,303,965           5,895,378
  Member distributions                                       (2,294,258)        (8,262,148)         (2,631,796)
                                                          -------------------------------------------------------
Balance, ending                                           $  24,145,549       $ 21,723,411        $ 22,681,594
                                                          =======================================================

See Notes to Financial Statements.

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED NOVEMBER 30, 2005, 2004 AND 2003

                                                                         2005                 2004                2003
------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Operating Activities
  Net income                                                           $   4,716,396       $    7,303,965       $   5,895,378
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation                                                             555,143              582,523             991,001
    Loss on sale of equipment                                                 28,967              227,471              13,366
    Impairment loss on goodwill                                                    -              300,000                   -
    Change in assets and liabilities, net of effects of
      acquisitions noted below:
      Decrease (increase) in:
        Trade receivables                                                    872,117              884,592             107,818
        Inventories                                                          835,546            1,318,763             553,025
        Prepaid expenses                                                      29,417              (41,580)             31,918
    Increase (decrease) in:
        Accounts payable                                                     (53,693)            (279,063)            622,530
        Accrued expenses                                                      82,514              338,359             363,301
                                                                   -------------------------------------------------------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                        7,066,407           10,635,030           8,578,337
                                                                   -------------------------------------------------------------

Cash Flows From Investing Activities
  Proceeds on sale of equipment                                               12,111               59,257              62,520
  Purchase of leasehold improvements and equipment                          (529,177)          (1,147,137)           (534,256)
  Proceeds from note receivable                                                    -            1,000,000                   -
  Proceeds from sale of available-for-sale securities                      5,435,000            2,013,779           7,446,218
  Purchase of available-for-sale securities                              (10,250,000)          (5,435,000)         (9,459,997)
  Purchase of assets from related party                                            -                    -          (3,600,000)
                                                                   -------------------------------------------------------------
         NET CASH (USED IN) INVESTING ACTIVITIES                          (5,332,066)          (3,509,101)         (6,085,515)
                                                                   -------------------------------------------------------------

Cash Flows From Financing Ac tivities
  Member distributions                                                    (2,294,258)          (8,262,148)         (2,631,796)
                                                                   -------------------------------------------------------------
         (DECREASE) IN CASH AND
            CASH EQUIVALENTS                                                (559,917)          (1,136,219)           (138,974)

Cash and cash equivalents, beginning                                       1,679,380            2,815,599           2,954,573
                                                                   -------------------------------------------------------------

Cash and cash equivalents, ending                                       $  1,119,463       $    1,679,380       $   2,815,599
                                                                   =============================================================

See Notes to Financial Statements.

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS, USE OF ESTIMATES, AND SIGNIFICANT ACCOUNTING
         POLICIES

NATURE OF BUSINESS:

Audiovox Specialized Applications ("ASA") "The Mobile Electronics Company" is an
international supplier of mobile electronics in certain niche markets in the
Automotive Industry including: Recreational Vehicle, Van/SUV Conversion,
Commercial Vehicle, Heavy Duty Truck, Agricultural, Construction, Bus,
Limousine, and Marine industries. Its proprietary line of products include:
Flexvision LCD Entertainment Systems, including DVD and video cassette players;
Voyager Rear Observation and Bus Monitor/PA Systems and radios; Nextgen Modular
Chassis Systems; Aquatronics Marine Radios, Speakers, and Housings; Jensen
Marine Radios, Speakers and Housings and other Audio/Video Products; and Heavy
Duty Systems, Radios and other Audio Products. These products are sold to customers throughout the world, generally on 30-day terms. ASA is headquartered in Elkhart, Indiana and has a public distribution center in California.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION:

The Company recognizes revenue from product sales at the time of passage of title and risk of loss to the customer either at F.O.B. Shipping Point or F.O.B.
Destination, based upon terms established with the customer. The Company's selling price is fixed and determined at the time of shipment and collectibility is reasonably assured and not contingent upon the customer's resale of the product. The customers are generally not given rights of return. In the event customers are granted rights of return, the Company records an allowance for future returns. At November 30, 2005 and 2004, no such allowance was deemed necessary. The product sale is not subject to acceptance or installation by
Company or customer personnel.

The Company recognizes shipping costs in selling, general and administrative in the accompanying statements of income. Shipping costs for the years ended
November 30, 2005, 2004, and 2003 were approximately $403,000, $387,000, and
$248,000 respectively.

The Company recognizes royalty revenue at the time the related product is purchased by Audiovox Corporation ("Audiovox"), a member of ASA, under the terms of the related royalty agreement. Total royalty revenue under this agreement for the years ended November 30, 2005, 2004, and 2003 was approximately $871,000,
$2,103,000, and $3,253,000 respectively.

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

MEMBERS' EQUITY:

In accordance with the generally accepted method of presenting limited liability company financial statements, the accompanying financial statements do not include other corporate assets and liabilities of the members, including their obligation for income taxes on the net income of the limited liability company nor any provision for income tax expense.

It is the Company's intent to distribute funds to members to cover their income tax liabilities. No provision has been made for any material distributions which may be made subsequent to the balance sheet date.

Subsequent to November 30, 2005, the Company paid or accrued approximately
$1,400,000 of member distributions.

The LLC operating agreement does not provide for separate classes of ownership.
Audiovox and ASA Electronics Corporation share equally in all LLC events and the related member accounts are considered equal on a fair value basis.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Company and
CruiseTV, LLC ("CruiseTV") a wholly-owned subsidiary. All significant intercompany accounts have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS:

The Company maintains its cash accounts in amounts which, at times, may be in excess of insurance limits provided by the Federal Deposit Insurance
Corporation.

For purposes of the statement of cash flows, the Company considers investments in various repurchase agreements with its bank, money market accounts and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents amounted to approximately $591,000 and
$1,400,000 for the years ended November 30, 2005 and 2004 respectively.

AVAILABLE-FOR-SALE SECURITIES:

Available-for-sale securities consist of investments in marketable debt securities. Debt securities consist primarily of obligations of municipalities.

The Company accounts for these investments in accordance with FASB Statement No.
115. Management determines the appropriate classification of securities at the date individual investment securities are acquired and the appropriateness of such classification is reassessed at each balance sheet date. Since the Company neither buys investment securities in anticipation of short-term fluctuation in market prices nor commits to holding debt securities to their maturities, the investments in debt and equity securities have been classified as available-for-sale in accordance with Statement No. 115. Available-for-sale securities are stated at fair value, and unrealized holding gains and losses, if any, are reported as a separate component of members' equity.

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

A decline in the market value of any available-for-sale security below cost that is deemed other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. The Company considers numerous factors, on a case by case basis, in evaluating whether the decline in market value of an available-for-sale security below cost is other-than-temporary. Such factors include, but are not limited to, (i) the length of time and the extent to which the market value has been less than cost; (ii) the financial condition and the near-term prospects of the issuer or the investment; and (iii) whether the
Company's intent to retain the investment for the period of time is sufficient to allow for any anticipated recovery in market value.

TRADE RECEIVABLES:

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Trade receivables in the accompanying balance sheets at November
30, 2005 and 2004 are stated net of an allowance for doubtful accounts of approximately $76,000 and $100,000 respectively. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. Generally, a trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 days.

INVENTORIES:

Inventories consist principally of finished goods and are stated at the lower of cost (primarily on a weighted moving average basis) or market.

DEPRECIATION:

Depreciation of leasehold improvements and equipment is computed principally by the straight-line method over the following estimated useful lives:

                                                                    Years
                                                                   -------

Leasehold improvements                                                  5
Machinery and equipment                                              5-10
Tooling and molding                                                     3
Transportation equipment                                                5
Office furniture and fixtures                                          10
Computer equipment                                                    3-5
Booth displays                                                          7

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

WARRANTIES:

The Company provides a limited warranty primarily for a period of up to three years for its products. The Company's standard warranties require the Company, the original equipment manufacturer or its dealers to repair or replace defective products during such warranty periods at no cost to the consumer. The
Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. The related expense is recorded as cost of goods sold in the accompanying statements of income. Factors that affect the Company's warranty liability include the number of units sold, historical and anticipated rates of warranty claims, the historical lag time between product sales and product claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The Company utilizes historical trends and analytical tools to assist in determining the appropriate loss reserve levels.

Changes in the Company's warranty liability during the years ended November 30,
2005, 2004, and 2003 are as follows:

                                   2005              2004           2003
                              ------------------------------------------------

Balance, beginning            $   2,182,000    $   2,016,000    $   1,605,000
Accruals for products sold        1,835,396        2,016,430        1,888,292
Payments made                    (1,627,396)      (1,850,430)      (1,477,292)
                              ------------------------------------------------
Balance, ending               $   2,390,000    $   2,182,000    $   2,016,000
                              ================================================

INCOME TAXES:

The members have elected to be taxed for federal and state income tax purposes as a limited liability company under the provisions of the respective income tax codes. Under these provisions, the members report net income of the Company on their corporate income tax returns.

ADVERTISING COSTS:

The Company expenses the cost of advertising (including trade shows), as incurred. Advertising costs in the accompanying statements of income were
$819,000, $535,000, and $335,000 for the years ended November 30, 2005, 2004, and 2003 respectively.

LONG-LIVED ASSETS, GOODWILL AND OTHER INTANGIBLE ASSETS:

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard ("SFAS") No. 141, Business Combinations, and
SFAS No. 142. SFAS No. 141 requires that the purchase method of accounting be used for all future business combinations and specifies criteria intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill.

Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other
Intangible Assets, requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying amount.

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

As a result of adopting the provisions of SFAS No. 142, the Company did not record amortization expense relating to its goodwill or its trademark rights.
For intangible assets with indefinite lives, including goodwill, the Company performed its annual impairment test, which resulted in a $300,000 impairment adjustment during the year ended November 30, 2004 (See Note 8). There was no impairment for the years ended November 30, 2005 and 2003.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of
Long-Lived Assets, the Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less that the carrying value, the
Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets. The Company performed its annual impairment test, which indicated no reduction is required.

NOTE 2.  AVAILABLE-FOR-SALE SECURITIES

The following is a summary of the Company's investment securities as of November
30, 2005 and 2004:

                                                 2005
                      ----------------------------------------------------------
                                         GROSS          GROSS
                                      UNREALIZED      UNREALIZED       FAIR
                           COST          GAINS          LOSSES         VALUE
                      ----------------------------------------------------------

Government bonds      $ 10,250,000    $         -     $         -   $ 10,250,000
                      ==========================================================

                                                 2004
                      ----------------------------------------------------------
                                         GROSS          GROSS
                                      UNREALIZED      UNREALIZED       FAIR
                           COST          GAINS          LOSSES         VALUE
                      ----------------------------------------------------------

Government bonds      $  5,435,000    $         -     $         -   $  5,435,000
                      ==========================================================

The cost and fair value of debt securities by contractual maturities as of
November 30, 2005 are as follows:

                                                                        Fair
                                                       Cost             Value
                                                 -------------------------------

Due after three years                             $ 10,250,000       $10,250,000
                                                 ===============================

                                       10

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Expected maturities may differ from contractual maturities because the issuers of certain debt securities have the right to prepay their obligations without penalty.

A summary of proceeds from the sale of available-for-sale securities and investment earnings for the years ended November 30, 2005, 2004, and 2003 is as follows:

                                          2005           2004           2003
                                     -------------------------------------------
Proceeds from the sale of
  available-for-sale securities      $  5,435,000   $  2,013,779   $  7,446,218
                                     ===========================================

Realized (losses) on sale of
  marketable securities              $          -   $     (2,056)  $    (24,226)
Interest earned                           204,707         50,668        123,639
Dividends                                       -              -         43,175
                                     -------------------------------------------
                                     $    204,707   $     48,612   $    142,588
                                     ===========================================

NOTE 3.  LEASEHOLD IMPROVEMENTS AND EQUIPMENT

The cost of leasehold improvements and equipment and the related accumulated depreciation at November 30, 2005 and 2004 are as follows:

                                                      2005             2004
                                                  ------------------------------

Leasehold improvements                            $    528,741     $    587,833
Machinery and equipment                                951,677          898,251
Tooling and molding                                    545,713          755,984
Transportation equipment                               342,155          361,550
Office furniture and fixtures                          311,173          259,745
Computer equipment                                     717,357          574,313
Booth displays                                         159,064          124,224
Construction in progress                                36,664           12,750
                                                  ------------------------------
                                                     3,592,544        3,574,650
Less accumulated depreciation                        1,882,158        1,797,220
                                                  ------------------------------
                                                  $  1,710,386     $  1,777,430
                                                  ==============================

NOTE 4.  PLEDGED ASSETS AND NOTES PAYABLE

The terms of a loan agreement with a bank permit the Company to borrow a maximum of $17,000,000, subject to a borrowing base determined by eligible accounts receivable and inventories as defined by the agreement. At November 30, 2005 no amount was outstanding under this agreement. Borrowings under the agreement bear interest at prime minus 1.25% or LIBOR plus an applicable margin, at the
Company's option, are collateralized by accounts receivable, inventories, and equipment, and are due on demand. In connection with the agreement, the Company is subject to certain financial covenants.

                                       11

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 5.  MAJOR VENDORS

For the years ended November 30, 2005, 2004, and 2003, the Company purchased approximately 60% of its products for resale from five vendors, four of which were the same in all three years.

NOTE 6.  TRANSACTIONS WITH RELATED PARTIES AND LEASE COMMITMENTS

The Company is affiliated with various entities through common ownership by one of its members, Audiovox. Transactions with Audiovox for the years ended
November 30, 2005, 2004, and 2003 are approximately as follows:

                                      2005            2004            2003
                                ------------------------------------------------

Net product sales                $    573,000    $    638,000    $    519,000
Royalty revenue                       871,000       2,103,000       3,253,000
Purchases                           1,404,000       1,302,000       2,886,000

The Company has a royalty agreement with Audiovox whereby the Company earns a 3%
royalty on the member's purchases of certain mobile video product from a third party. The related revenue has been included in net sales on the income statement.

At November 30, 2005 and 2004, amounts included in trade receivables and accounts payable resulting from the above transactions are as follows:

                                                      2005             2004
                                                 -------------------------------

Trade receivables                                  $   262,039      $   134,721
Accounts payable                                       138,821          239,874

On August 13, 2003, the Company acquired certain assets from Audiovox. The aggregate purchase price was $3,600,000, of which approximately $596,000 and
$3,004,000 were allocated to working capital and trademark rights respectively.
In May 2004, the Company completed its final allocation of the aggregate purchase price and increased working capital by approximately $356,000 with a corresponding decrease to the trademark rights. Audiovox has sublicensed its rights in relation to the trademark to the Company and cannot terminate these rights under the terms of the acquisition agreement. The Company has accounted for the trademark rights as an indefinite lived intangible asset which is subject to the provision of SFAS 142 as described in Note 1.

At November 30, 2005, the Company leases warehouse, manufacturing, and office facilities from Irions Investments, LLC, an entity related through common ownership, for approximately $37,200 per month, plus the payment of property taxes, normal maintenance, and insurance on the property under an agreement which expires September 2009, with one five-year option to extend, at the
Company's discretion.

The Company leases certain equipment from unrelated parties under agreements that require monthly payments totaling approximately $1,100 and expire through
July 2006.

The total rental expense included in the income statements for the years ended
November 30, 2005, 2004, and 2003 is approximately $576,000, $505,000, and
$476,000, respectively, of which approximately $521,000, $368,000, and $336,000 respectively was paid to Irions Investments, LLC.

                                       12

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

The total approximate minimum rental commitment at November 30, 2005 under the leases is due as follows:

                                        Related Party     Other         Total
                                        ----------------------------------------
During the year ending November 30,
  2006                                  $     447,000    $   8,000   $   455,000
  2007                                        447,000          -         447,000
  2008                                        447,000          -         447,000
  2009                                        372,000          -         372,000
                                        ----------------------------------------
                                        $   1,713,000    $   8,000   $ 1,721,000
                                        ========================================

NOTE 7.  EMPLOYEE BENEFIT PLANS

The Company has profit-sharing and 401(k) plans for the benefit of all eligible employees. The Company's contributions are discretionary and are limited to amounts deductible for federal income tax purposes. Discretionary contributions were approximately $204,000, $270,000, and $97,000 for the years ended November
30, 2005, 2004, and 2003 respectively.

The Company also maintains a discretionary employee bonus plan for the benefit of its key executive and operating officers. The Company has paid or accrued bonuses of approximately $884,000, $1,163,000, and $709,000 during the years ended November 30, 2005, 2004, and 2003 respectively.

The Company has a health plan for its employees, which is self-insured for medical and pharmaceutical claims up to $35,000 per participant and approximately $400,000 annually in aggregate. Dental and vision coverage is entirely self-insured. The excess loss portion of the employees' coverage has been reinsured with a commercial carrier. The total amount of net claims and insurance premiums for the years ended November 30, 2005, 2004, and 2003 were approximately $696,000, $458,000, and $408,000 respectively.

NOTE 8.  GOODWILL IMPAIRMENT

During the year ended November 30, 2004, the Company determined that goodwill relating to the Company's acquisition of Datron Corporation was impaired due to certain advances in technology during the year ended November 30, 2004 and the balance of $300,000 was recorded as a charge against net income to selling, general and administrative expenses.

NOTE 9.  LITIGATION

The Company has pending legal proceedings. These proceedings are, in the opinion of management, ordinary routine matters incidental to the normal business conducted by the Company. In the opinion of management the ultimate disposition of such proceedings are not expected to have a material adverse effect on the
Company's consolidated financial position, results of operations or cash flows.

                                       13

AUDIOVOX SPECIALIZED APPLICATIONS, LLC AND SUBSIDIARY
(A LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 10. CASH FLOWS INFORMATION

Supplemental information relative to the statements of cash flows for the years ended November 30, 2005, 2004, and 2003 is as follows:

                                                          2005         2004          2003
                                                       -------------------------------------

Supplemental disclosures of cash flows information:
  Cash payments for interest                           $      70     $   1,275     $    752
                                                       =====================================

Supplemental schedule of noncash investing and
  financing activities:
Valuation of trademark rights adjustment               $       -     $ 356,260     $      -
                                                       =====================================